UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  May 17, 2012

SPORT CHALET, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20736	95-4390071
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sport Chalet Drive, La Cañada, CA 91011
(Address of principal executive offices) (Zip Code)

(818) 949-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer Listing.

On May 17, 2012, Sport Chalet, Inc. (the “Company”) received notice from the NASDAQ Stock Market (“Nasdaq”) that the Company is not in compliance with Rule 5460 of the Nasdaq Listing Rules (the “Listing Rules”).  Rule 5460 requires secondary classes of common stock, such as the Company’s Class B Common Stock, to maintain a minimum Market Value of Publicly Held Shares (“MVPHS”) of $1 million.  The MVPHS of the Company’s Class B Common Stock is equal to (x) the consolidated closing bid price of the Class B Common Stock multiplied by (y) the number of shares of Class B Common Stock not held directly or indirectly by an officer, director or beneficial owner (determined in accordance with Rule 13d-3 under the Exchange Act of 1934) of more than 10% of the total shares of Class B Common Stock outstanding.

The Listing Rules provide a period of 180 calendar days in which to regain compliance.  If at any time during this period the MVPHS of the Class B Common Stock closes at $1 million or more for a minimum of the ten consecutive business days, the Company will regain compliance with Rule 5460.  If the Company does not regain compliance with Rule 5460 prior to the expiration of this period, the Class B Common Stock will be subject to delisting.  The Company would have the right to appeal any determination by Nasdaq to initiate delisting proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 23, 2012	SPORT CHALET, INC.

	By	/s/ Howard K. Kaminsky Howard K. Kaminsky, Executive Vice President-Finance, Chief Financial Officer and Secretary